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Exhibit 10.6

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement) is made as of this 21st day of June, 2006, by and between CYDEX, INC., (the "Company"), and John M. Siebert ("Employee") (collectively, the "Parties").

        WHEREAS, the Company wishes to employ Employee and to assure itself of the continued services of Employee on the terms set forth herein; and

        WHEREAS, Employee wishes to be so employed under the terms set forth herein.

        NOW, THEREFORE, in consideration of the promises, mutual covenants, the above recitals, and the agreements herein set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree to the following terms and conditions of the Employee's employment:

        1)    EMPLOYMENT.    The Company will employ Employee and Employee shall serve the Company in the capacity of Chairman of the Board of Directors, President and Chief Executive Officer.

        2)    AT-WILL EMPLOYMENT.    It is understood and agreed by the Company and Employee that this Agreement does not contain any promise or representation concerning the duration of Employee's employment with the Company. Employee specifically acknowledges that his employment with the Company is at-will and may be altered or terminated by either Employee or the Company at any time, with or without cause and/or with or without notice. The nature, terms or conditions of Employee's employment with the Company cannot be changed by any oral representation, custom, habit or practice, or any other writing. In addition, that the rate of salary, any bonuses, paid time off, other compensation, or vesting schedules are stated in units of years or months or weeks does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Employee is guaranteed employment to the end of any period of time or for any period of time. In the event of conflict between this disclaimer and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by this disclaimer shall control. This at-will status cannot be altered except in writing signed by Employee and approved by the Board of Directors of the Company (the "Board of Directors").

        3)    DUTIES.    Employee shall render exclusive, full-time services to the Company as its Chairman of the Board of Directors, President and Chief Executive Officer. Employee shall also be a voting member of the Board of Directors and shall retain such position so long as he is the Company's Chief Executive Officer. In the event that Employee's employment is terminated for any reason, including Employee's resignation, he shall automatically and without further action immediately be deemed to have resigned his position as a member of the Board of Directors. Employee shall report to the Board of Directors. Employee shall perform services under this Agreement primarily at the Kansas office of the Company, and from time to time at such other locations as is necessary to perform the duties of Chairman of the Board of Directors, President and Chief Executive Officer under this Agreement. Employee's responsibilities, working conditions and duties may be changed, added to or eliminated during his employment at the sole discretion of the Board of Directors. During Employee's employment with the Company, he shall devote his best efforts and his full business time, skill and attention to the performance of his duties on behalf of the Company.

        4)    POLICIES AND PROCEDURES.    Employee agrees that he is subject to and will comply with the policies and procedures of the Company, as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of the Company, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement. Employee further agrees and acknowledges that any written or oral policies and procedures of the Company do not constitute contracts between the Company and Employee.

        5)    COMPENSATION.    For all services rendered and to be rendered hereunder, the Company agrees to pay the Employee, and the Employee agrees to accept a salary of Three Hundred Thirty Six Thousand Dollars ($336,000) per annum effective for the 2006 fiscal year which will be paid periodically in accordance with normal Company payroll practices and shall be subject to such deductions or withholdings as the Company is required to make pursuant to law, or by further agreement with the Employee. Employee's salary shall be subject to annual review and upward adjustment by the Board of Directors.

        6)    STOCK OPTIONS.    Employee has been granted the options set forth on Exhibit A hereto (the "Options"). If a Change in Control (as defined in the Company's Amended and Restated 1997 Equity Compensation Plan, the "Plan") occurs and as of, or within thirteen (13) months after, the effective time of such Change in Control, a Termination of Service (as defined in the Plan) of Employee occurs due to an involuntary termination without Cause (as defined in the Plan) or due to a voluntary termination with Good Reason (as defined below), then, as of the date of Termination of Service, the vesting and exercisability of all stock options held by Employee shall be accelerated in full. For purposes of this Agreement, "Good Reason" means that one or more of the following are undertaken by the Company in connection with or after a Change of Control without Employee's express written consent: (i) the assignment of any duties or responsibilities that results in a material diminution in Employee's function as in effect immediately prior to the effective date of the Change in Control; provided, however, that a change in Employee's title or reporting relationships shall not necessarily provide the basis for a voluntary termination with Good Reason; (ii) a reduction by the Company in Employee's annual base salary, as in effect on the effective date of the Change in Control or as increased thereafter; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in Employee's annual base salary that is pursuant to a salary reduction program affecting substantially all of the employees of the Company and that does not adversely affect Employee to a greater extent than other similarly situated employees; (iii) any failure by the Company to continue in effect any benefit plan or program, including incentive plans or plans with respect to the receipt of securities of the Company, in which Employee was participating immediately prior to the effective date of the Change in Control (hereinafter referred to as "Benefit Plans"), or the taking of any action by the Company that would adversely affect Employee's participation in or reduce Employee's benefits under the Benefit Plans or deprive Employee of any fringe benefit enjoyed immediately prior to the effective date of the Change in Control; provided, however, that Good Reason shall not be deemed to have occurred if the Company provides for your participation in benefit plans and programs that, taken as a whole, are comparable to the Benefit Plans; (iv) a relocation of Employee's business office to a location more than twenty-five (25) miles from the location at which Employee performed his duties as of the effective date of the Change in Control, except for required travel by Employee on the Company's business to an extent substantially consistent with Employee's business travel obligations prior to the effective date of the Change in Control; or (v) a material breach by the Company of any provision of the Plan or any other material agreement between Employee and the Company concerning the terms and conditions of Employee's employment.

        7)    BONUS.    Employee shall also be eligible to participate in the Company's Bonus Plan. Employee's target bonus payout will be Fifty Percent (50%) of Employee's Base Salary based upon the Company's achievement of certain milestones and the Employee's achievement of certain performance objectives established by the Board of Directors. The target bonus payout may be adjusted by the Board of directors at its discretion. The Board of Directors, in its sole discretion, shall determine the extent to which the Company and the Employee have achieved the performance targets upon which Employee's bonus is based, and the amount of bonus to be paid to Employee, if any.

        8)    OTHER BENEFITS.    While employed by the Company as provided herein:

          a)    Employee Benefits.    The Employee shall be entitled to all benefits to which other executive officers of the Company are entitled, on terms comparable thereto, including, without limitation, participation in pension and profit sharing plans, 401(k) plan, group insurance policies and plans, medical, health, vision, and disability insurance policies and plans and the like, which may be maintained by the Company for the benefit of its executives. The Company reserves the right to alter and amend the benefits received by Employee from time to time at the Company's discretion.

          b)    Expense Reimbursement.    The Employee shall receive, against presentation of proper receipts and vouchers, reimbursement for direct and reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, according to the policies of the Company.

          c)    Paid Time Off.    The Employee shall be entitled to twenty-five (25) days of personal time off per year, six (6) days of sick leave; and holidays designated by the Company, including one (1) floating holiday.

          d)    Directors and Officers Insurance.    The Employee shall be entitled to coverage and participation in the Company's Directors and Officers Insurance policy.

        9)    CONFIDENTIAL INFORMATION, RIGHTS AND DUTIES.

          a)    Proprietary Information.    Employee will be required as a condition of employment to sign and abide by the Company's Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement (the "Nondisclosure Agreement"), in the form attached hereto as Exhibit B.

          b)    Exclusive Property.    Employee agrees that all Company-related business procured by the Executive, and all Company-related business opportunities and plans made known to Employee while employed by the Company, are and shall remain the permanent and exclusive property of the Company.

        10)    TERMINATION.    Employee and the Company each acknowledge that either party has the right to terminate Employee's employment with the Company at any time for any reason whatsoever, with or without Cause (as defined below) or advance notice pursuant to the following:

          a)    Termination by Death or Disability.    Subject to applicable state or federal law, in the event Employee shall die during the period of his employment hereunder or become permanently disabled, as evidenced by notice to the Company and Employee's inability to carry out his job responsibilities for a continuous period more than three (3) months, Employee's employment and the Company's obligation to make payments hereunder shall cease upon such termination, except the Company shall pay Employee any salary earned but unpaid prior to termination, any benefits accrued prior to termination, all accrued but unused personal time and sick leave, and any business expenses referred to in paragraph 8(b) that were incurred but not reimbursed as of the date of termination. The Company shall provide term life insurance for a period of five (5) years with a benefit of $1 million with the beneficiary to be designated by employee; provided that, the premium for such policy is not more than ten thousand dollars ($10,000) per year.

          b)    Voluntary Resignation by Employee.    In the event the Employee voluntarily terminates his employment with the Company, the Company's obligation to make payments hereunder shall cease upon such termination, except the Company shall pay Employee any salary earned but unpaid prior to termination, any benefits accrued prior to termination, all accrued but unused personal time and sick leave, and any business expenses referred to in paragraph 8(b) that were incurred but not reimbursed as of the date of termination. Vesting of the Options shall cease on the date of termination.

          c)    Termination for Cause.    In the event the Employee's employment is terminated by the Company for Cause (as defined below), the Company's obligation to make payments hereunder shall cease upon the date of receipt by Employee of written notice of such termination (the "Termination Date"), except the Company shall pay Employee any salary earned but unpaid prior to termination, all accrued but unused personal time and sick leave and any business expenses referred to in paragraph 8(b) that were incurred but not reimbursed as of the date of termination. Vesting of the Options shall cease on the date of termination. For purposes of this Agreement, "Cause" shall mean any of the following: (i) the Employee's willful violation of any reasonable rule or direct order of the Board which, after written notice to do so, the Employee fails to make reasonable efforts to correct within a reasonable time; (ii) participation in any fraud against the Company; (iii) misappropriating, or attempting to misappropriate, any property of the Company; or (iv) conviction of a crime, or entry of a plea of nolo contendere with regard to a crime, involving actual moral turpitude or dishonesty of or by the Employee.

          d)    Termination by the Company without Cause.    The Company will have the right to terminate Employee's employment with Company at any time without Cause. In the event Employee's employment is terminated without Cause during the term of this Agreement, and upon the execution of a release by Employee in the form attached hereto as Exhibit C ("Release"), and upon the written acknowledgment of his continuing obligations under Section 9 hereof and the Nondisclosure Agreement, Employee shall be entitled to receive the equivalent of twelve (12) months of his base salary as in effect immediately prior to the Termination Date, paid on the same basis and at the same time as previously paid.

          e)    Deferred Compensation.    In the event that the Company determines that any cash severance payment benefit provided under this Section 10 fails to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code as a result of Section 409A(a)(2)(B)(i) of the Code, then if an accelerated payment of such benefits would cause such benefit not to be subject to the provisions of Section 409A(a)(1) of the Code, the payment of such benefits shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code. (The payment schedule as revised after the application of the preceding sentence shall be referred to as the "Revised Payment Schedule.") However, in the event the accelerated payment of such benefits would not avoid the application of Section 409A(a)(1) of the Code, the payment of such benefits shall not be made pursuant to the original payment schedule or the Revised Payment Schedule and instead the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code.

        12.    MISCELLANEOUS.

          a)    Taxes.    Employee agrees to be responsible for the payment of any taxes due on any and all compensation, stock option, or benefit provided by the Company pursuant to this Agreement. Employee agrees to indemnify the Company and hold the Company harmless from any and all claims or penalties asserted against the Company for any failure to pay taxes due on any compensation, stock option, or benefit provided by the Company pursuant to this Agreement. Employee expressly acknowledges that the Company has not made, nor herein makes, any representation about the tax consequences of any consideration provided by the Company to the Employee pursuant to this Agreement.

          b)    Modification/Waiver.    This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waives, except by a writing executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance. Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect his or its right at a later time to enforce the same. No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of agreement contained in the Agreement.

          c)    Successors and Assigns.    This Agreement shall be binding upon and shall inure to the benefit of any successor or assignee of the business of the Company. This Agreement shall not be assignable by the Employee.

          d)    Notices.    All notices given hereunder shall be given by certified mail, addressed, or delivered by hand, to the other party at his or its address as set forth herein, or at any other address hereafter furnished by notice given in like manner. Employee promptly shall notify Company of any change in Employee's address. Each notice shall be dated the date of its mailing or delivery and shall be deemed given, delivered or completed on such date.

          e)    Governing Law; Personal Jurisdiction and Venue.    This Agreement and all disputes relating to this Agreement shall be governed in all respects by the laws of the State of Kansas as such laws are applied to agreements between Kansas residents entered into and performed entirely in Kansas. The Parties acknowledge that this Agreement constitutes the minimum contacts to establish personal jurisdiction in Kansas and agree to Kansas courts' exercise of personal jurisdiction.

          f)    Entire Agreement.    This Agreement together with the Exhibits A, B and C attached hereto, set forth the entire agreement and understanding of the Parties hereto with regard to the employment of the Employee by the Company and supersede any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof. No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in these Agreements, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

          g)    Agents.    The Employee represents and warrants that he has not incurred any liability for any employment agency or finder's fees or commissions, or the like, in connection with the employment contemplated herein. The Employee hereby agrees to indemnify and hold the Company harmless from and against and in respect of any claim or employment agency or finder's fees or commissions or the like relating to the employment contemplated by this Agreement.

          h)    Representation and Warranty of the Company.    The Company represents and warrants that it has made no misrepresentation or untrue statement of a material fact to Employee about the Company and has not omitted to disclose any material fact to Employee, the omission of which would render misleading any statements made to Employee about the Company.

          i)    Indemnification.    The Company hereby acknowledges and reaffirms its obligations to indemnify Employee to the extent set forth in Article VI of the Bylaws of the Company in effect as of the Effective Date of this Agreement and any subsequent versions thereof that are adopted during Employee's employment with the Company, which are incorporated by reference herein.

        In Witness Whereof, the parties have each duly executed this Employment Agreement as of the day and year first above written.

CYDEX, INC.

By: Philip L. Smith	By:
Its: General Partner	Its:
/s/ PHILIP L. SMITH SR ONE	John M. Siebert
/s/ JOHN M. SIEBERT

EXHIBIT A

        Options exercisable for up to 1,300,000 with an exercise price per share of $.15 granted November 2, 2004.

        Options exercisable for up to 1,800,000 with an exercise price per share of $.15 granted December 5, 2005.

        Options exercisable for up to 500,000 with an exercise price per share of $.15 granted May 24, 2006

EXHIBIT B

        Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement

EXHIBIT C

RELEASE

        In exchange for the consideration provided to me by this Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions related to my employment with the Company or the termination of that employment, including, but not limited to: (1) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (2) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (3) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (4) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA"), and the Kansas state law (as amended). Notwithstanding the foregoing, nothing contained in this Release is intended to release the Company from any claim arising out of, or with regard to,: (i) any breach or alleged breach of the Employment Agreement dated as of June    , 2006, by and between me and the Company (the "Agreement") that may occur after the date of this Release, (ii) any payment to be made to me by the Company in connection with the termination of employment as contemplated by the Agreement, or (iii) any statutory obligation that the Company may have with regard to the continuation of benefits.

        ADEA Waiver and Release.    I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised that I have the right to consult with an attorney prior to executing this Agreement; (c) I have been given twenty-one (21) days to consider this Agreement; (d) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date ("Effective Date"). The parties acknowledge and agree that revocation by you of the ADEA Waiver and Release is not effective to revoke your waiver or release of any other claims pursuant to this Agreement.

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  Exhibit 10.6